EXHIBIT 99.3

[LETTERHEAD OF IFL CAPITAL LLC]

March 30, 2005

Consent of IFL Capital LLC

We hereby consent to (i) the inclusion of our opinion letter, dated February 27, 2005, to the Board of Directors of Yellow Roadway Corporation (“Yellow Roadway”) as Annex B to the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled “SUMMARY—Opinion of Yellow Roadway’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Yellow Roadway’s Reasons for the Merger; Recommendation of Yellow Roadway Board of Directors” and “THE MERGER—Opinion of IFL Capital LLC, Financial Advisor to Yellow Roadway Corporation”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IFL CAPITAL LLC

By	/s/ James L. Hamilton
Name: James L. Hamilton
Title: Managing Director